Exhibit 99.1

FOR IMMEDIATE RELEASE

August 23, 2010

CenterState Banks, Inc. Announces Acquisitions of

Independent National Bank and Community National Bank

DAVENPORT, FL. – August 23, 2010 – CenterState Banks, Inc. (NASDAQ: CSFL) (the “Company”) announced that its wholly owned subsidiary, CenterState Bank of Florida, N.A. (“CenterState”), had acquired the banking operations of Independent National Bank in Ocala, Florida (“Independent National”), and Community National Bank in Bartow, Florida (“Community National”) through separate agreements with the Federal Deposit Insurance Corporation (“FDIC”). CenterState entered into separate purchase and assumption agreements with the FDIC, as receiver of Independent National and Community National, on August 20, 2010, pursuant to which CenterState acquired the loans and certain assets and assumed the deposits and certain liabilities of Independent National and Community National. The final carrying values and the final list of the assets acquired and liabilities assumed remains subject to finalization and revision by the FDIC and CenterState. Once such terms are finalized, the acquisitions will be deemed to be effective as of August 20, 2010.

Currently, the acquisitions are expected to provide CenterState with loans of approximately $170 million (before loan discounts and FDIC receivables), repossessed real estate (“OREO”) of approximately $2.5 million, investment securities of approximately $15 million, deposits of approximately $192 million, and FHLB advance of $14 million. CenterState did not pay the FDIC a premium to assume the deposits, and entered into a loss share arrangement whereby the FDIC is obligated to reimburse CenterState for 80% of losses with respect to the covered assets. The covered assets are expected to approximate $173 million.

The impact of the transaction is currently expected to be slightly dilutive to tangible book value as of the acquisition date and accretive by 2012. The annual earnings per share accretion is expected to range between $0.06 and $0.08 over the medium term. The Company is currently expecting an internal rate of return in excess of 15%.

Founded in 1988, Independent National, headquartered in Ocala, Florida, operated from four banking locations, all in Marion County, and at June 30, 2010 had total assets of approximately $156 million. The Company believes that this acquisition will allow CenterState to leverage its January 2009 FDIC assisted acquisition of Ocala National Bank, whereby CenterState acquired all of its deposits and its four branches. The Company expects to benefit from economies of scale and potential efficiencies. The Company further expects that these transactions will also fit strategically with the recently announced TD Bank transaction whereby CenterState will acquire four branches in Putnam County, which is contiguous with Marion County (Ocala) to the east and will include approximately $125 million of performing loans with a two year put back option.

Founded in 1984, Community National was headquartered in and operated from a single location in Bartow, Florida, and at June 30, 2010 had total assets of approximately $68 million. The city of Bartow is located in and is the county seat of Polk County, Florida. CenterState currently operates eleven branches in Polk County, none of which are in Bartow. The Company feels that this acquisition is an excellent in-market fill in, enhancing the Company’s presence in Polk County.

“Independent National and Community National are natural additions for CenterState. Both banks genuinely care about their customers and that culture is very important to us as a community bank,” said John C. Corbett, President and CEO of CenterState.

About CenterState Banks, Inc.

The Company, headquartered in Davenport, Florida, between Orlando and Tampa, is a multi bank holding company that was formed in June 2000 as part of a merger of three independent commercial banks. Currently, the Company operates through its four subsidiary banks with 49 branch banking locations in thirteen counties throughout central Florida. Through its subsidiary banks, the Company provides a range of consumer and commercial banking services to individuals, businesses and industries. The Company operates under a decentralized organizational structure. Each of its subsidiary banks is managed by its own bank president, who has the primary responsibility for the profitability and growth of the individual business unit. Each bank has its own charter, management team and board of directors, although most of the Company’s board directors are also board members of one or more of its subsidiary banks, and the Company’s Chairman is either the chairman or at least a board member of all the subsidiary banks.

In addition to providing traditional deposit and lending products and services to its commercial and retail customers through its 48 locations in central Florida, the Company also operates a correspondent banking and bond sales division. The division is integrated with and part of the lead subsidiary bank located in Winter Haven, Florida, although the majority of the bond salesmen, traders and operations personnel are physically housed in leased facilities located in Birmingham, Alabama, Atlanta, Georgia and Winston Salem, North Carolina. The customer base includes small to medium size financial institutions primarily located in Florida, Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia.

The Company’s stock is listed on the NASDAQ Global Select Market under the symbol CSFL. For additional information contact Ernest S. Pinner, CEO, John C. Corbett, EVP or James J. Antal, CFO, at 863-419-7750.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot assure you that future results, levels of activity, performance or goals will be achieved.